FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Gregory Hunt 781-830-3995 ghunt@twtr.com	Jeff Duhamel 781-830-3495 jduhamel@twtr.com

Tweeter Home Entertainment Group Reports Earnings Results for Its
First Fiscal Quarter Ended December 31, 2006

Canton, Mass., (February 6, 2007) – Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) announced today the earnings results for its first fiscal quarter ended December 31, 2006.

For the quarter ended December 31, 2006, total revenue from continuing operations decreased 12% to $234 million, from $266 million last year. Revenue from continuing operations included sales from 153 stores this quarter compared to 157 stores a year ago. Comparable-store sales decreased 10%. The bulk of the revenue decline came in the projection television category, which decreased approximately $22 million on a year over year basis.

Operating income for the three months ended December 31, 2006 was $2.8 million compared to $15.5 million last year. Net income from continuing operations for the three month period was $2.3 million compared to $14.7 million for the same period last year. Diluted earnings per share from continuing operations for the three months ended December 31, 2006 were $0.08 compared to $0.59 for the same period last year.

“Our first quarter earnings were defined by the intense competition in the television category,” said Tweeter’s President and CEO Joe McGuire. “We sold 33% fewer projection TV sets and experienced a 17% decline in their average selling price. Although we sold more sets in the on-wall category, those average selling prices were down 24%. In total, the gross margin for the television category was down by approximately 600 basis points. Even though we successfully maintained our margin rate in several other categories, it wasn’t enough to make up for the margin rate decline in the television business.

McGuire continued, “We have been able to maintain our debt levels through sound management of our cash flow, reducing inventory, particularly in projection television, and decreasing our expense levels. We are also investigating other strategic alternatives in order to meet our short- term capital needs, including the monetization of a federal tax refund or the sale of our investment in Tivoli.”

There will be a conference call to discuss this press release at 10:30 AM EDT today. A live webcast of the call will be available. To access the webcast, log on at www.streetevents.com or from Tweeter’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session. The conference call will be available for playback until Tuesday, February 13, 2007 at 11:59 PM EDT. The call can also be downloaded as an MP3 file from Tweeter’s investor relations website as of 12:00 PM EDT on Wednesday, February 7, 2007.

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by the Company’s Chairman, Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions.

The Company’s fiscal 2006 revenues were $775 million. Tweeter has been named the 2006 Retailer of the Year by Sound and Vision Magazine and a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979. The company operates 153 stores under the Tweeter, hifi buys, Sound Advice and Showcase Home Entertainment names. The Company’s stores are located in the following markets: New England, the Mid-Atlantic, Chicago, the Southeast (including Florida), Texas, Southern California, Phoenix and Las Vegas.

Further information on Tweeter Home Entertainment Group can be found on the Company’s websites at www.twtr.com and www.tweeter.com.

TWEETER HOME ENTERTAINMENT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended
	December 31,
	2006	2005
	—	(Revised)
Total revenue	$234,058	$266,007
Cost of sales	(141,416)	(156,985)

Gross profit	92,642	109,022
Selling, general and administrative expenses	90,227	93,298
Amortization of intangibles	—	170
Restructuring charges	(429)	83

Operating income	2,844	15,471
Interest expense, net of interest income of $1 and $0, respectively	(1,533)	(1,386)

Income from continuing operations before income taxes	1,311	14,085
Income tax provision	—	100

Income from continuing operations before income from equity investments — related parties	1,311	13,985
Income from equity investments — related parties	956	695

Net income from continuing operations	2,267	14,680

Discontinued operations:
Pre-tax loss from discontinued operations	(1,393)	(274)
Income tax benefit	—	—

Net loss from discontinued operations	(1,393)	(274)

Net income	$874	$14,406

Basic income per share:
Income from continuing operations	$0.08	$0.59
Loss from discontinued operations	(0.05)	(0.01)

Basic net income per share	$0.03	$0.58

Diluted income per share:
Income from continuing operations	$0.08	$0.59
Loss from discontinued operations	(0.05)	(0.01)

Diluted net income per share	$0.03	$0.58

Weighted average shares outstanding:
Basic	25,492,567	24,731,264

Diluted	25,492,567	24,845,671

TWEETER HOME ENTERTAINMENT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)
	December 31,	September 30,
	__2006__	__2006__
ASSETS

Current Assets:
Cash and cash equivalents	$2,124	$1,296
Accounts receivable, net	36,347	20,197
Inventory	112,726	109,039
Other current assets	28,857	15,901

Total current assets	180,054	146,433
Property and equipment, net	100,622	102,072
Long-term investments	3,619	2,639
Goodwill and intangible assets, net	5,251	5,251
Other assets, net	1,845	2,178

Total	$291,391	$258,573

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$6,282	$6,480
Accounts payable, accrued expenses and other current liabilities	117,131	100,598

Total current liabilities	123,413	107,078
Long-term debt	66,982	50,362
Other long-term liabilities	31,522	32,977
Stockholders’ equity	69,474	68,156

Total	$291,391	$258,573

# # #

Certain statements contained in this press release, including, without limitation, statements containing the words “expect,” “anticipate,” “believe,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including the risk we face from intense competition, changes in consumer demand, preference and patterns, our ability to obtain additional capital on acceptable terms, if at all, and other risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 21, 2006 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.